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                                                                   EXHIBIT 16(a)

                   MUTUAL OF AMERICA INVESTMENT CORPORATION


Preamble:

Mutual of America Investment Corporation recognizes its responsibility to be familiar with and to ensure its compliance with the provisions of the Investment Company Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934, and the Rules and Regulations of the Securities and Exchange Commission promulgated under those Acts. The same is true as to other Federal and state laws and regulations thereunder which may be applicable to an investment company and to particular situations which may arise.

Experience over the years has shown, however, that there are, in addition, business principles and practices to be followed in maintaining a high standard of conduct in the operation and management of a registered investment company.The basic principle which should govern all officers, directors and employees of the Company shall be carried on with fidelity to the interests of our security holders. The performance of such functions should conform in all particulars to just and equitable principles of conduct in the administration and management of the Company.

The combination of these factors also leads to certain fundamental principles which should govern the personal investment activities of the Company's personnel, namely: (1) the duty at all times to place the interests of security holders first; (2) the requirement that all personal securities transactions be conducted consistent with the code of ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and (3) that investment company personnel should not take inappropriate advantage of their positions.

To foster the above considerations, Mutual of America Investment Corporation has established the following Code of Ethics.


                                CODE OF ETHICS

1-    Definitions

     (a)  Fund
     As used in this code the term "Fund" shall mean Mutual of America
          Investment Corporation.

     (b)  Access Person
     As used in this code the term "access person" shall mean any director, officer, general partner, or advisory employee of the Fund.

     (c)  Advisory Employee
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     As used in this code the term "advisory employee" shall mean any employee of the Fund who makes any recommendation concerning any security held or to be acquired by the Fund,who participates in the determination of which recommendation shall be made, who in connection with his or her duties obtains any information concerning which securities are being recommended; and any employee of a person in a controlled relationship to the Fund who obtains current information concerning securities recommendations being made.

     (d) Independent Outside Director
     As used in this code the term "independent outside director" shall mean a director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

2-   Restrictions on Personal Investing Activities

     (a) No access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her knowledge (or should have known) is currently being purchased or sold by the Fund, or which to his or her knowledge (or should have known) any investment adviser of the Fund or any advisory employee of the Fund is actively considering recommending to the Fund for purchase or sale. These prohibitions shall continue until the time as such investment adviser or advisory employee decides not to recommend such purchase or sale, or if such recommendation is made until the time that such investment company decides not to enter into, or completes, such recommended purchase or sale. These prohibitions shall apply to any purchase or sale by any access person of any convertible security, option or warrant of any issuer whose underlying securities are being actively considered for recommendation to, or are currently being purchased or sold by the Fund.

     (b) No access person, other than an independent outside director, shall purchase any securities in an initial public offering.

     (c) No access person shall engage directly or indirectly in any securities activities in anticipation of a Fund transaction. For purposes of this provision it shall be presumed that a violation has occurred if an access person has executed a securities transaction within 7 calendar days prior to a Fund transaction in a security of the same or related issuer.

3-   Exempt Purchases and Sales

     The prohibitions in Section 2 of this code shall not apply to:

     (i) purchases or sales effected in any account over which an access person has no direct or indirect influence or control;
     (ii) purchases or sales of securities which are not eligible for purchase or sale by the Fund;
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     (iii) purchases or sales of securities which are direct obligations of the
           United States, banker's acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments including repurchase agreements and shares of registered open-end investment companies;
     (iv) purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and
     (v)   purchases which are part of an automatic dividend reinvestment plan.

4-   Reporting

     (a) Each access person shall report to the Fund every transaction in a security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, except purchases and sales specified in Section 3 of this code. Such report shall state the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security; the date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition); the price at which it was effected; and the name of the broker, dealer or bank with or through whom the transaction was effected; and the name of the broker, dealer or bank with whom any account has been established and the date thereof. Such report may also contain a statement declaring that the reporting or recording of any such transaction shall not be construed as an admission that the access person making the report has any direct or indirect beneficial ownership in the security. A report shall be made not later than 10 days after the end of each quarter whether or not a transaction covered hereby takes place and shall reflect the date submitted.

     Notwithstanding the above, no person shall be required to make a report or supply confirmations or account statements if such person is an independent outside director of the Fund and would be required to make such a report solely by reason of being a director of the Fund, except where such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a security by the director such security is or was purchased or sold by the Fund or such purchase or sale by the Fund is or was considered by the Fund or its investment adviser.

     (b) Each access person, other than an independent outside director, shall direct their brokers to supply to the Compliance Officer, on a timely basis, duplicate copies of confirmations of all personal security transactions and copies of periodic statement for all accounts.

     (c) Each access person, other than an independent outside director, shall disclose all personal security holdings within 10 days of becoming an access person and within 30 days of the end of each calendar year. Each such report shall state the title, number of shares and principal amount of the security involved and the name of any broker, dealer or bank with whom an account is maintained.
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5-   Review of Reports

     Reports required to be made pursuant to Section 4 of this code shall be reviewed by the Fund's compliance officer or such other person as the President of the Fund designates.

6-   Prior Clearance of Transactions

     No access person who makes any recommendation concerning any security held or to be acquired by the Fund, or who participates in the determination of which recommendation shall be made, or who in connection with his or her duties obtains any information concerning which securities are being recommended, shall effect a purchase or sale directly or indirectly, of any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, without obtaining prior written clearance from the President of the Fund (or the Chief Executive Officer when said President is seeking approval).

     Prior clearance will NOT be granted with respect to securities being purchased or sold by the Fund or being actively considered by an advisory employee of the Fund until 7 days have elapsed from the conclusion of such activity. Any prior clearance concerning a private placement transaction will only be granted under circumstances where the Fund's interests are not disadvantaged, where such opportunity is not being offered to an individual by virtue of his or her position with the Fund and further, with the express understanding that the access person involved will be under an obligation to disclose such investment should he or she participate in the Fund's subsequent consideration of an investment in the same issuer, such consideration being subject to an independent review by access persons with no direct or indirect interest in the issuer. Any access person who effects a purchase or sale after obtaining such prior written clearance shall be deemed not to be in violation of Section 2 of this code by reason of such purchase or sale.

7-   Other Restricted Activities

     (a)  No access person shall accept any gift or other thing of more than de
                                                                             --
          minimis value from any person or entity that does business with or on
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          behalf of the Fund.

     (b) No access person shall profit in the purchase and sale, or sale and purchase, of the same (or equivalent or economically related) securities within 60 calendar days, unless prior written clearance is given by the President of the Fund (or the Chief Executive Officer when said President is seeking approval). Any profits realized in violation of this Section shall be disgorged to the Fund. The foregoing shall apply to an independent outside director only to the extent such director is under an obligation to report a transaction pursuant to Section 4 and then only with respect to any securities of the issuer or an economically related issuer of any security required to be reported.
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     (c)  No access person, other than an independent outside director, shall serve on the board of directors of a publicly traded company without obtaining prior written clearance from the President of the Fund (or the Chief Executive Officer when said President is seeking approval).

8-   Certificate of Compliance

     Each access person shall certify within 30 days of the end of each calendar year that with respect to this code of ethics he or she has:
     (i)   read and understood it;
     (ii)  complied with the requirements; and
     (iii) disclosed or reported all personal securities transactions so required by it.

9-   Administration

     (a) Upon learning of a violation of this code, the Fund may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.

     (b) At least annually the Fund will furnish a written report to the Board of Directors of the Fund that:

          (i) Describes any issues arising under this code or procedures since the last report, including all material violations of the code or procedures and any sanctions imposed in response.

          (ii) Certifies that procedures reasonably necessary to prevent access persons from violating this code have been adopted.